Press Release

For Immediate Release

iCAD REPORTS SECOND QUARTER FINANCIAL RESULTS

Conference Call Scheduled for July 30th at 10:00 a.m. Eastern Time

NASHUA, N.H. (July 29, 2009) – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today announced financial results for the three and six months ending June 30, 2009.

Financial highlights for the second quarter of 2009 include the following (all comparisons are with the second quarter of 2008):

•	Total revenue of $5.7 million, compared with $10.5 million
•	Digital CAD and MRI revenue of $3.1 million, compared with $8.0 million
•	Film-based revenue of $1.72 million, up from $1.71 million
•	Service and supply revenue of $908,000, up from $872,000
•	International revenue of $1.2 million, up from $693,000
•	Gross margin of 81.6%, compared with 83.6%
•	Net loss of $1.4 million or ($0.03) per share, compared with net profit of $2.4 million or $0.06 per basic and diluted share

Financial highlights for the first six months of 2009 include the following (all comparisons are with the same period in 2008):

•	Total revenue of $12.9 million, compared with $17.0 million
•	Digital CAD and MRI revenue of $7.9 million, compared with $12.2 million
•	Film-based revenue of $3.3 million, up from $3.1 million
•	Service and supply revenue of $1.7 million, up from $1.6 million
•	International revenue of $2.4 million, up from $1.4 million
•	Gross margin of 82.1%, compared with 83.1%
•	Net loss of $2.4 million or ($0.05) per share, compared with net profit of $1.9 million or $0.05 per basic and diluted share

Other highlights of the second quarter of 2009 include:

•
Submitted data to the U.S. Food and Drug Administration (FDA) seeking 510(k) clearance of the Company’s VeraLook™ computer-aided detection (CAD) technology for CT colonography (CTC), or “virtual” colonoscopy.

•
Received FDA 510(k) clearance to market in the U.S. for PrecisionPoint™, the Company’s interventional planning solution for breast MRI that can make biopsies easier and faster. PrecisionPoint is offered as an integrated module within the Company’s CADvue™ breast MRI image review software.

•
Installed VividLook™ CAD analysis solution for prostate MRI at the Research Medical Center in Kansas City, Missouri.  VividLook uses a sophisticated algorithm to provide radiologists and radiation oncologists with precise information to assist in determining malignancies versus benign tumors, and to pinpoint tumor location and size.

•
Presented research at the Computer Assisted Radiology and Surgery (CARS) 23rd International Congress and Exhibition that further supported the use of computer-aided detection as an effective breast cancer detection tool when used with Computed Radiography (CR).

“Our revenue results for the first half of 2009, while down 24% year-over-year, were respectable in light of the fact that the market experienced approximately 35% negative comparative growth for digital mammography equipment in the U.S.  While our digital CAD revenue results for the first half of 2009 reflect the pause in U.S. market demand for digital technology, this was favorably partially offset by international growth and modest gains in film-based and service and supply revenues,” commented Ken Ferry, President and CEO of iCAD.

“In the quarter, our team did an excellent job operationally, reducing operating expenses and efficiently managing cash. This discipline combined with solid progress advancing our new product pipeline should position iCAD favorably to take full advantage of any improving economic conditions.

“The second quarter was a particularly challenging one as U.S. healthcare organizations continued to delay capital purchases in the face of difficult economic conditions.  The growth that we achieved in film-based products and service revenue, in part reflects customers’ willingness, in the short term, to extend the use of existing equipment versus replacing it with new technology.

“We are confident the fundamentals for the continued transition to digital mammography remain strong as the U.S. digital mammography equipment market is only 53% penetrated as of June 30, 2009 and we believe it will continue to be a major opportunity for growth in the longer term.  In addition, we were particularly pleased with the growth of our international mammography CAD revenues and continue to be optimistic as the penetration of digital technology internationally lags that of the U.S.

“Also, we are gaining momentum with new offerings for MRI and CT based image analysis and workflow solutions.  As these products are primarily targeted at the existing installed base of approximately 10,000 MRI systems and 30,000 CT scanners worldwide, they should be less affected by current capital budget delays,” concluded Ferry.

2009 Second Quarter Results
Total revenue for the second quarter of 2009 was $5.7 million, a decrease of 45.7% compared with $10.5 million for the second quarter of 2008.  This decrease reflects a 61.1% decline in revenue from the Company’s digital and MRI CAD products, to $3.1 million in 2009 from $8.0 million in the prior year period which benefitted from the FDA approval and launch of SecondLook® Digital CAD for sale with Fujifilm‘s Computed Radiography for Mammography (FCRm) systems.  International revenue grew 72.9% to $1.2 million compared with $693,000 during the second quarter of 2008, largely the result of the addition of several new international partnerships as well as from other OEM partners.

Total film-based revenue in the second quarter of 2009 increased 0.4%, to $1.72 million, from $1.71 million in the prior year period, largely due to continued strong demand for the Company’s comparative reading product TotalLook MammoAdvantage™, which benefited from a strong product launch in the second quarter of 2008.  Increases in service and supply revenue of 4.1% to $908,000 in 2009 compared to $872,000 in the second quarter of 2008 is primarily the result of growth in service contract revenue as digital CAD and TotalLook systems transition from warranty to service contracts.

The gross margin for the second quarter of 2009 decreased to 81.6% from 83.6% in the prior-year second quarter, primarily reflecting lower sales volume. Second quarter 2009 operating expenses decreased from $6.2 million in the second quarter of 2008 to $6.1 million due primarily to a reduction in accrued expenses and reduced travel and legal expenses offset by costs associated with the Company’s new MRI products and stock-based compensation expense. For the second quarter of 2009, the Company posted a net loss, including stock-based compensation expense of $503,000, of ($1.4 million) or ($0.03) per share, compared with net income, including stock-based compensation expense of $425,000, of $2.4 million or $0.06 per basic and diluted share in the second quarter of 2008.

	Three months ended June 30,
	2009	2008	% Change
Digital CAD & MRI revenue	$3,099,425	$7,961,945	-61.1%
Film based revenue	1,722,669	1,715,180	0.4%
Service & supply revenue	907,793	872,364	4.1%
Total revenue	$5,729,887	$10,549,489	-45.7%

2009 Six Month Results
Total revenue for the six months ended June 30, 2009 was $12.9 million, a 24.1% decrease from $17.0 million for the 2008 six-month period.  The gross margin for the first six months of 2009 decreased to 82.1% from 83.1% in the comparable prior-year period. Net loss for the six months ended June 30, 2009, including stock-based compensation expense of $1.0 million, was ($2.4 million) or ($0.05) per share, compared with net income, including stock-based compensation expense of $817,000, of $1.9 million or $0.05 per basic and diluted share, for the six months ended June 30, 2008.

For the first six months of 2009, sales of iCAD’s digital and MRI CAD solutions decreased 35.7% over the prior-year period to $7.9 million from $12.2 million for the first six months of 2008.  Film-based product sales of $3.3 million increased 6.5% compared with $3.1 million of film based product sales recorded during the first six months of 2008.  During the first six months of 2009, service and supply revenue increased by 5.1% to $1.7 million from $1.6 million reported for the first six months of 2008.  Additionally, international revenue grew 67.7% to $2.4 million compared with $1.4 million over the prior year six month period.

	Six months ended June 30,
	2009	2008	% Change
Digital CAD & MRI revenue	$7,876,546	$12,247,611	-35.7%
Film based revenue	3,285,169	3,084,137	6.5%
Service & supply revenue	1,733,170	1,649,757	5.1%
Total revenue	$12,894,885	$16,981,505	-24.1%

As of June 30, 2009, iCAD had cash and cash equivalents of $13.2 million, compared with $13.1 million as of December 31, 2008.

Commenting on the financial results, Darlene Deptula-Hicks, Executive Vice President and CFO, said, “Despite 24% negative revenue growth in the first half, we have maintained a strong balance sheet.  With disciplined financial management we were able to tighten expenses, continue to invest in our product pipeline, maintain strong inventory controls, and reduce accounts payable, all while maintaining our cash position. Additionally, to continue to ensure strong expense control, early in the third quarter we initiated about a 10% reduction in headcount.  As a result, we are confident that iCAD is in a strong position to successfully manage through these challenging economic times.”

2009 Financial Guidance
Although feeling more confident about the second half of 2009 performance, due to the economic environment and associated uncertainty in the healthcare markets, the Company has made a decision to defer providing guidance on the second half of 2009 at this time.   This decision will be reviewed at year-end and the Company will provide a further update at that time.

Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, July 30, 2009 to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 866-783-2140 (domestic) or 857-350-1599 (international) and entering passcode 34348388.  The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through August 6, 2009 by dialing 888-286-8010 (domestic) or +617-801-6888 (international) and entering passcode 93391916. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR)), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, over 3,100 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate and in the future, colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Meara Murphy of MS&L
at 617-369-8794 or via e-mail at meara.murphy@mslworldwide.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

- Tables to Follow -

iCAD, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue
Products	$4,822,094	$9,677,125	$11,161,715	$15,331,748
Service and supplies	907,793	872,364	1,733,170	1,649,757
Total revenue	5,729,887	10,549,489	12,894,885	16,981,505

Cost of revenue
Products	893,086	1,470,227	1,950,987	2,425,642
Service and supplies	160,131	263,614	359,034	446,383
Total cost of revenue	1,053,217	1,733,841	2,310,021	2,872,025

Gross margin	4,676,670	8,815,648	10,584,864	14,109,480

Operating expenses:
Engineering and product development	1,738,278	1,503,595	3,899,493	2,912,804
Marketing and sales	2,652,312	2,809,466	5,597,433	5,192,989
General and administrative	1,690,083	1,935,891	3,525,394	3,784,237
Total operating expenses	6,080,673	6,248,952	13,022,320	11,890,030

Income (loss) from operations	(1,404,003)	2,566,696	(2,437,456)	2,219,450

Interest income (expense) - net	30,750	(84,098)	65,676	(182,705)

Net income (loss) before provision for income taxes	$(1,373,253)	$2,482,598	$(2,371,780)	$2,036,745

Provision for income taxes	26,000	96,000	26,000	96,000

Net income (loss)	$(1,399,253)	$2,386,598	$(2,397,780)	$1,940,745

Net income (loss) per share
Basic	$(0.03)	$0.06	$(0.05)	$0.05
Diluted	$(0.03)	$0.06	$(0.05)	$0.05

Weighted average number of shares used
in computing income (loss) per share
Basic	45,412,573	39,308,978	45,382,928	39,240,427
Diluted	45,412,573	44,635,496	45,382,928	44,179,709

iCAD, INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$13,175,298	$13,115,715
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2009 and 2008	3,381,343	5,570,323
Inventory, net	1,479,085	1,448,373
Prepaid and other current assets	434,195	451,402
Total current assets	18,469,921	20,585,813

Property and equipment:
Equipment	3,226,762	3,492,977
Leasehold improvements	75,590	75,590
Furniture and fixtures	358,477	358,477
Marketing assets	290,481	287,456
	3,951,310	4,214,500
Less accumulated depreciation and amortization	2,821,747	2,714,706
Net property and equipment	1,129,563	1,499,794

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	51,551	22,349
Customer relationships, net of accumulated amortization	218,613	236,634
Technology intangibles, net of accumulated amortization	6,658,962	7,142,662
Tradename, net of accumulated amortization	111,600	124,000
Goodwill	43,515,285	43,515,285
Total other assets	50,619,205	51,104,124

Total assets	$70,218,689	$73,189,731

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,458,821	$2,189,093
Accrued salaries and other expenses	1,610,120	2,752,818
Deferred revenue	2,249,280	1,955,495
Total current liabilities	5,318,221	6,897,406

Total liabilities	5,318,221	6,897,406

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized 1,000,000 shares;
issues and outstanding 0 in 2009 and 2008.	-	-
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 45,592,852 in 2009 and 45,403,472
in 2008; outstanding 45,524,976 in 2009 and
45,335,596 in 2008	455,928	454,034
Additional paid-in capital	149,086,254	148,082,225
Accumulated deficit	(83,691,450)	(81,293,670)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	64,900,468	66,292,325

Total liabilities and stockholders' equity	$70,218,689	$73,189,731

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